EXHIBIT 10.1

JOINDER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS JOINDER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of May 24, 2019 (the “Amendment Effective Date”), is made among SWK Funding LLC as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the Lenders party to the Loan and Security Agreement from time to time including HI Imprimis, LLC, SR-Imprimis, LLC and SWK Funding LLC in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and HARROW HEALTH, Inc. (f/k/a Imprimis Pharmaceuticals, Inc.), a Delaware corporation (“Harrow”), IMPRIMIS NJOF, LLC, a New Jersey limited liability company (“NJOF”), PARK COMPOUNDING, INC. (f/k/a ImprimisRx CA, Inc.), a California corporation (“CA”), IMPRIMISRX NJ, LLC, a New Jersey limited liability company (“NJ”, and together with Harrow, NJOF, and CA, individually and collectively, jointly and severally, “Existing Borrower”), IMPRIMISRX, LLC, a Delaware limited liability company (“ImprimisRx”), HARROW IP, LLC, a Delaware limited liability company (“Harrow IP”), ETON PHARMA EQUITY, LLC, a Delaware limited liability company (“Eton Pharma Equity”), SURFACE PHARMA EQUITY, LLC, a Delaware limited liability company (“Surface Pharma Equity”), MELT PHARMA EQUITY, LLC, a Delaware limited liability company (“Melt Pharma Equity”), MAYFIELD PHARMA EQUITY, LLC, a Delaware limited liability company (“Mayfield Pharma Equity”), STOWE PHARMA EQUITY, LLC, a Delaware limited liability company (“Stowe Pharma Equity”), and RADLEY PHARMA EQUITY, LLC, a Delaware limited liability company (“Radley Pharma Equity”, and together with ImprimisRx, Harrow IP, Eton Pharma Equity, Surface Pharma Equity, Melt Pharma Equity, Mayfield Pharma Equity, and Stowe Pharma Equity, individually and collectively, jointly and severally, “New Borrower”). Existing Borrower and New Borrower are, individually and collectively, jointly and severally, “Borrower” herein.

Existing Borrower, the Lenders and Collateral Agent are parties to a Loan and Security Agreement dated as of July 19, 2017 (as amended, restated or modified from time to time, the “Loan and Security Agreement”). Existing Borrower has requested that the Lenders agree to certain amendments and joinders to the Loan and Security Agreement. The Lenders have agreed to such request, subject to the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Loan and Security Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.1 of the Loan and Security Agreement, as amended herein, shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Joinder.

(a) By signing this Amendment, New Borrower shall be bound by the terms and conditions of the Loan and Security Agreement the same as if it were a Borrower under the Loan and Security Agreement, mutatis mutandis, provided, however, that if New Borrower is covered by Existing Borrower’s insurance, such New Borrower shall not be required to maintain separate insurance or comply with the provisions of Sections 6.5 of the Loan and Security Agreement.

(b) Without limiting the generality of the foregoing terms of this Section 2, New Borrower hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, a continuing security interest in, and a right of set off against, any and all right, title and interest of New Borrower in and to the Collateral of the New Borrower to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations.

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(c) New Borrower acknowledges that it benefits, both directly and indirectly, from the Loan Documents, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Amendment and the Loan Documents as amended hereby on the basis that (i) it failed to receive adequate consideration for the execution and delivery of this Amendment or any Loan Document or (ii) its obligations under the Loan Documents are avoidable as a fraudulent conveyance.

SECTION 3 Amendments to the Loan and Security Agreement.

(a) The Loan and Security Agreement shall be amended as follows effective as of the Amendment Effective Date:

(i) Name Changes. The text “Imprimis Pharmaceuticals, Inc.,” “Imprimis” and “ImprimisRx CA, Inc.” in all instances in the Loan and Security Agreement and each other Loan Document are hereby replaced with “Harrow Health, Inc.,” “Harrow” and “Park Compounding, Inc.,” respectively.

(ii) Terms. Section 1.1 is hereby amended by adding the following after the last sentence therein: “For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.”

(iii) Definitions Chart. The chart of definitions in Section 1.3 is amended as follows: (A) a new line for “Term A Loan” is added, which is defined in Section 2.2(a)(i), (B) a new line for “Term B Loan” is added, which is defined in Section 2.2(a)(ii) and (C) the Section reference for “Term Loan” is changed to Section 2.2(a)(ii).

(iv) New Definitions. The following definitions are added to Section 1.3 in their proper alphabetical order:

“Acquired Entity or Business” shall mean either (a) all or substantially all of the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower, or (b) 50.1% or more of the Equity Interests of any such Person (including by way of merger), which Person shall, as a result of the acquisition of such Equity Interests, become a Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary).

“Applicable Rate” means a rate per annum equal to 10.00%; provided that, if, two (2) Business Days prior to a Payment Date, Borrower provides Collateral Agent evidence satisfactory to Collateral Agent that Borrower has achieved a Leverage Ratio as of such date of less than 4.00:1:00, the Applicable Rate with respect to such subsequent Payment Date shall equal 9.00%; provided further that, if, two (2) Business Days prior to a Payment Date, Borrower provides Collateral Agent evidence satisfactory to Collateral Agent that Borrower has achieved a Leverage Ratio as of such date of less than 3.00:1:00, the Applicable Rate with respect to such subsequent Payment Date shall equal 7.00%.

“Excluded Subsidiaries” means those certain indirect Subsidiaries of Harrow, which are not co-Borrowers or Guarantors, as set forth on Schedule 2 attached hereto and as otherwise agreed in writing by the Lenders, such consent not to be unreasonably delayed or withheld.

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“First Amendment Effective Date” means May 24, 2019.

“Funded Indebtedness” means, as of a date of determination, the principal amount (including capitalized interest) of all Indebtedness for borrowed money or letters of credit (solely to the extent of unreimbursed drawings thereunder) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Borrower and its Subsidiaries, the aggregate principal amount of the Term Loans, the amount of their capital lease obligations and the amount of all earn-outs reflected as liabilities on the consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, in each case, on such date of determination.

“Harrow” means HARROW HEALTH, Inc. (f/k/a Imprimis Pharmaceuticals, Inc.), a Delaware corporation.

“Leverage Ratio” means, as of any date of determination, the ratio of: (a) Funded Indebtedness as of such date to (b) (i) EBITDA of Borrower for the immediately preceding twelve (12) month period, adding-back (ii) actual litigation expenses for the immediately preceding twelve (12) month period, minus (iii) actual litigation expenses for the immediately preceding three (3) month period multiplied by four (4).

“Market Capitalization” means the public closing price per share of Harrow’s common stock (as quoted by Bloomberg L.P. or such other inter-dealer quotation system reasonably acceptable to Agent in its reasonable discretion) as of the end of each trading day multiplied by the number of shares of Harrow’s common stock publicly disclosed in its most recent SEC filing as outstanding as of such date of determination.

“Permitted Acquisition” shall mean the acquisition by the Borrower of an Acquired Entity or Business; provided that (in each case)

(a) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is engaged in a similar business engaged by the Borrower and is in compliance with Section 7.2(a);

(b) if such acquisition is structured as a stock acquisition, then the Acquired Entity or Business shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and the Borrower shall comply, or cause such Subsidiary to comply, with 6.10 hereof or (ii) such Acquired Entity or Business shall be merged with and into Borrower (with the Borrower being the surviving entity);

(c) the Borrower shall have delivered to Collateral Agent and the Required Lenders not less than fifteen (15) nor more than forty five (45) days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information, copies of all material documents relating to such acquisition, and historical financial statements for such Acquired Entity or Business, in each case in form and substance satisfactory to Collateral Agent and the Lenders;

(d) both immediately before and after such acquisition no default or Event of Default shall have occurred and be continuing;

(e) Collateral Agent, in its reasonable discretion, shall have agreed to such acquisition; and

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(f) if the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than (i) $6,500,000 for any single acquisition or group of related acquisitions or (ii) $11,000,000 for all such acquisitions during the term of this Agreement.

“Second Draw Conditions” means satisfaction of each of the following as of a date of determination: (a) Borrower has achieved trailing twelve (12) month revenue under GAAP of at least Forty-Five Million Dollars ($45,000,000.00) during the immediately preceding twelve (12) month period, subject to verification and supporting evidence reasonably requested by Collateral Agent; (b) Harrow’s Market Capitalization has exceeded One Hundred Million Dollars ($100,000,000.00) for each of the immediately preceding consecutive thirty (30) trading days and (c) the proceeds of the Second Draw are to be used to complete a Permitted Acquisition.

“Second Draw Period” means the period commencing on satisfaction of the Second Draw Conditions and ending on March 23, 2020.

(v) Amended and Restated Definitions. The following definitions are hereby amended and restated as follows:

“Amortization Date” is May 14, 2020.

“Maturity Date” is July 19, 2023.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower; provided that, for the purposes of Section 7, references therein to a Subsidiary excludes any Excluded Subsidiary.

(vi) Amended Definitions. The following definitions are hereby amended as follows:

“Final Fee”. The definition of “Final Fee” is hereby amended by replacing “$800,000” with “$800,000 plus an amount equal to five percent (5%) of the aggregate Term B Loans” therein.

“LIBOR Rate”. The definition of “LIBOR Rate” is hereby amended by replacing “one percent (1.5%)” with “two percent (2.0%)” therein.

“Permitted Investments”. The definition of “Permitted Investments” is hereby amended by:

(1) amending and restating clause (i) as follows: “(A) Investments in Subsidiaries, not to exceed Five Hundred Thousand Dollars ($500,000) per fiscal year, and (B) Investments in Excluded Subsidiaries solely with respect to Intellectual Property approved in writing by the Lenders;”

(2) deleting “and” at the end of clause (j) therein,

(3) adding “; and” to the end of clause (k) therein, and

(4) adding “(l) Permitted Acquisitions” to the end of the definition.

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(vii) Section 2.2(a). Section 2.2(a) is hereby amended and restated as follows:

(a) Availability.

(i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Sixteen Million Dollars ($16,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto.

(ii) Subject to satisfaction of the Second Draw Conditions as of the date of such advance and the other terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate principal amount of up to Five Million Dollars ($5,000,000) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”; each Term A Loan or Term B Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans and the Term B Loans are hereinafter referred to collectively as the “Term Loans”).

(iii) After repayment, no Term Loan may be re-borrowed.

(viii) Section 2.2(c). Section 2.2(c) is hereby amended by adding the following after the last sentence therein: “The Prepayment Fee and the Final Fee shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH BORROWER AND GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING Prepayment Fee and Final Fee IN CONNECTION WITH ANY SUCH ACCELERATION.

(ix) Section 2.2(d). Section 2.2(d) is hereby amended and restated as follows:

(d) Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all of the Term Loans advanced by the Lenders under this Agreement if the Borrower satisfies the Revenue Threshold by the Threshold Date, anytime on or after July 19, 2019, but otherwise anytime on or after July 19, 2018; provided, in each case, Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus (y) if prepaid prior to the first (1st) anniversary of the First Amendment Effective Date, all interest that would have accrued had the Term Loans been outstanding through the first (1st) anniversary of the First Amendment Effective Date, or (z) if prepaid after the first (1st) anniversary of the First Amendment Effective Date, all accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

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(x) Section 2.3(a). Section 2.3(a) is hereby amended by replacing “10.50%” with “Applicable Rate” therein.

(xi) Section 3.2(e). Section 3.2(e) is hereby amended and restated as follows:

(e) payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof and, with respect to any extension of a Term B Loan, an origination fee equal to one percent (1.0%) of such Term B Loan, which origination fee is fully earned as of the First Amendment Effective Date.

(xii) Section 5.9. Section 5.9 is hereby amended and restated as follows:

5.9 Use of Proceeds. Borrower shall (a) use the proceeds of the Term A Loans solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes; and (b) use the proceeds of the Term B Loans solely for Permitted Acquisitions in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

(xiii) Section 6.10. Section 6.10 is hereby amended and restated as follows:

6.10 Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify Collateral Agent of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Collateral Agent to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary (other than an Excluded Subsidiary) to become either a co-Borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or a secured Guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and 65% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary which is not organized under the laws of the United States.

(xiv) Section 6.12. A new Section 6.12 is hereby added as follows:

6.12 Excluded Subsidiary Obligations. Any Indebtedness (including any Contingent Obligations), Liens, Investments, Transfers, or other obligations of an Excluded Subsidiary, shall be without recourse (including but not limited to all rights of subrogation, reimbursement and indemnity of every kind, all rights of recourse to any assets or property, and all rights to any collateral or security held for the payment and performance of any obligations) to any Borrower or Guarantor.

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(xv) Section 7.1. Section 7.1 is hereby amended and restated as follows:

7.1 Dispositions. Convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including Intellectual Property), except for (a) Transfers (i) of Inventory in the ordinary course of business; (ii) of worn-out or obsolete Equipment and (iii) the sale of Equity Interests of Eton so long as each Eton Agreement is in full force and effect; (b) Permitted Liens, Permitted Investments and Permitted Licenses; and (c) Transfers by Harrow IP, LLC, a Delaware limited liability company, to Excluded Subsidiaries of (i) the Intellectual Property set forth on Schedule 3 attached hereto and (ii) without at least fifteen (15) Business Days’ prior written consent of the Lenders (which consent shall not be unreasonably withheld, delayed or conditioned), Intellectual Property to Excluded Subsidiaries formed and created after the First Amendment Effective Date.

(xvi) Section 7.3. Section 7.3 is hereby amended and restated as follows:

7.3 Mergers or Acquisitions. (a) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person; or, other than Permitted Acquisitions, acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. (b) Issue any Equity Interests if such issuance could result in an Event of Default pursuant to Section 7.2 or otherwise. (c) Issue any Disqualified Equity Interests. Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

(xvii) Section 7.14. Section 7.14 is hereby amended and restated as follows:

7.14 Minimum Cash. Fail to maintain Unrestricted Cash in an amount greater than or equal to (a) prior to any extension of any Term B Loan, One Million Dollars ($1,000,000) plus the amount of Borrower’s accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable and (b) on and after any extension of any Term B Loan, Three Million Dollars ($3,000,000) plus the amount of Borrower’s accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable.

(xviii) Lenders and Commitments. Schedule 1.1 of the Loan and Security Agreement, the Schedules of Lenders and Commitments, is hereby amended and restated in its entirety with Annex A hereto.

(xix) Schedule 2 (Excluded Subsidiaries). A new Schedule 2 to the Loan and Security Agreement, attached hereto as Annex B, is hereby added to the Loan and Security Agreement.

(xx) Schedule 3 (Intellectual Property Transfers). A new Schedule 3 to the Loan and Security Agreement, attached hereto as Annex C, is hereby added to the Loan and Security Agreement.

(xxi) Exhibit D. Exhibit D attached to the Loan and Security Agreement, the Compliance Certificate, is hereby amended and restated in its entirety with Annex D hereto.

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(b) References Within Loan and Security Agreement. Each reference in the Loan and Security Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan and Security Agreement as amended by this Amendment.

SECTION 4 Conditions of Effectiveness. The effectiveness of Sections 2 and 3 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a) Fees and Expenses. Borrower shall have paid (i) an amendment fee equal to $152,500, (ii) all invoiced costs and expenses then due in accordance with Section 7(e), and (iii) all other fees, costs and expenses, if any, due and payable as of the Amendment Effective Date under the Loan and Security Agreement.

(b) This Amendment. Collateral Agent shall have received this Amendment, executed by Collateral Agent, the Lenders and Borrower.

(c) Representations and Warranties; No Default. On the Amendment Effective Date, after giving effect to the amendment of the Loan and Security Agreement contemplated hereby:

(i) The representations and warranties contained in Section 5 shall be true and correct on and as of the Amendment Effective Date as though made on and as of such date; and

(ii) There exist no Events of Default or events that with the passage of time would result in an Event of Default.

(d) A&R Pledge Agreement. Collateral Agent shall have received an amended and restated pledge agreement, executed by Collateral Agent and Borrower.

(e) Corporate Deliverables. Collateral Agent shall have received:

(i) the Operating Documents and good standing certificates of each Borrower certified by the Secretary of State (or equivalent agency) of such New Borrower’s jurisdiction of organization or formation and each jurisdiction in which each New Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Amendment Effective Date;

(ii) a copy of resolutions of the governing body for Borrower evidencing approval of the Amendment and other transactions evidenced by the Loan Documents; and

(iii) duly executed original officer’s certificates for New Borrower certifying as to (1) the incumbency of each Responsible Officer executing each Loan Document and (2) the documents delivered pursuant to Section 4(e) and 4(f), in a form reasonably acceptable to Collateral Agent and the Lenders.

SECTION 5 Representations and Warranties. To induce the Lenders to enter into this Amendment, Borrower hereby confirms, as of the date hereof, that:

(a) the representations and warranties made by it in Section 5 of the Loan and Security Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, provided, further, that to the extent such representations and warranties by their terms expressly relate only to a prior date such representations and warranties shall be true and correct as of such prior date;

(b) there has not been and there does not exist a Material Adverse Change;

(c) other than as updated on Exhibit A attached hereto, the information included in the Perfection Certificate delivered to Collateral Agent on the Effective Date remains true and correct;

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(d) Lender has and shall continue to have valid, enforceable and perfected first-priority liens, subject only to Permitted Liens, on and security interests in the Collateral and all other collateral heretofore granted by Borrower to Lender, pursuant to the Loan Documents or otherwise granted to or held by Lender;

(e) the agreements and obligations of Borrower contained in the Loan Documents and in this Amendment constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by the application of general principles of equity; and

(f) the execution, delivery and performance of this Amendment by Borrower will not violate any law, rule, regulation, order, contractual obligation or organizational document of Borrower and will not result in, or require, the creation or imposition of any lien, claim or encumbrance of any kind on any of its properties or revenues.

For the purposes of this Section 5, each reference in Section 5 of the Loan and Security Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Loan and Security Agreement as amended by this Amendment.

SECTION 6 Post-Amendment Effective Date Covenants.

(a) The Lenders and Collateral Agent shall have received on or before September 30, 2019 (or such later date as the Lenders and Collateral Agent agree to in their sole discretion):

(i) evidence reasonably satisfactory to Collateral Agent and the Lenders (i) that the Intellectual Property held by Harrow has been Transferred to Harrow IP, and (ii) for any Intellectual Property which continues to be held by Harrow, sufficient name-change filings have been made with the United States Patent and Trademark Office and the United States Copyright Office (as applicable);

(ii) an amended and restated intellectual property security agreement, in form and substance reasonably satisfactory to Collateral Agent, executed by Collateral Agent and the applicable Borrower;

(iii) for any Collateral Accounts (other than Excluded Accounts) maintained by any New Borrower, duly executed Control Agreements in form and substance reasonably satisfactory to Collateral Agent, executed by Collateral Agent, the depository institution, and the applicable Borrower;

(iv) for any Collateral Accounts (other than Excluded Accounts) Transferred from Harrow to ImprimisRx, duly executed Control Agreements in form and substance reasonably satisfactory to Collateral Agent, executed by Collateral Agent, the depository institution, and ImprimisRx; and

(v) all certificates or other instruments representing or evidencing any Pledged Interests (as defined in the Pledge Agreement), accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers) in blank, all in form and substance satisfactory to Collateral Agent.

(b) The Lenders and Collateral Agent shall have received on or before September 30, 2019 (or such later date as the Lenders and Collateral Agent agree to in their sole discretion), evidence reasonably satisfactory to Collateral Agent and the Lenders that, in connection with or pursuant to the reorganization documents, Borrower has no cash fees, expenses, indemnities, or costs relating to or resulting from federal, state, and local taxes, assessments, deposits and contributions, or employee, officer or director wage and benefit payments.

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SECTION 7 Miscellaneous.

(a) Loan Documents Otherwise Not Affected; Reaffirmation; No Novation.

(i) Except as expressly amended pursuant hereto or referenced herein, the Loan and Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. The Lenders’ and Collateral Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(ii) Existing Borrower hereby expressly (1) reaffirms, ratifies and confirms its Obligations under the Loan Agreement and the other Loan Documents, (2) reaffirms, ratifies and confirms the grant of security under Section 4.1 of the Loan and Security Agreement, (3) reaffirms that such grant of security in the Collateral secures all Obligations under the Loan and Security Agreement, including without limitation any Term Loans funded on or after the Amendment Effective Date, as of the date hereof, and with effect from (and including) the Amendment Effective Date, such grant of security in the Collateral: (x) remains in full force and effect notwithstanding the amendments expressly referenced herein; and (y) secures all Obligations under the Loan and Security Agreement, as amended by this Amendment, and the other Loan Documents, (4) agrees that this Amendment shall be a “Loan Document” under the Loan Agreement and (5) agrees that the Loan Agreement and each other Loan Document shall remain in full force and effect following any action contemplated in connection herewith.

(iii) This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. Nothing in this Amendment is intended, or shall be construed, to constitute an accord and satisfaction of Borrower’s Obligations under or in connection with the Loan and Security Agreement and any other Loan Document or to modify, affect or impair the perfection or continuity of Agent’s security interest in, (on behalf of itself and the Lenders) security titles to or other liens on any Collateral for the Obligations.

(b) Conditions. For purposes of determining compliance with the conditions specified in Section 4, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Collateral Agent shall have received notice from such Lender prior to the Amendment Effective Date specifying its objection thereto.

(c) Prepayment Fee and Final Fee. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (i) each of the Prepayment Fee and Final Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) each of the Prepayment Fee and Final Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Collateral Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay each of the Prepayment Fee and Final Fee and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay each of the Prepayment Fee and Final Fee to Lenders as described in the Loan and Security Agreement, as amended, and was and continues to be a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.

(d) Release. In consideration of the agreements of Collateral Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Collateral Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

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(e) No Reliance. Borrower hereby acknowledges and confirms to Collateral Agent and the Lenders that Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(f) Costs and Expenses. Borrower agrees to pay to Collateral Agent within ten (10) days of its receipt of an invoice (or on the Amendment Effective Date to the extent invoiced on or prior to the Amendment Effective Date), the out-of-pocket costs and expenses of Collateral Agent and the Lenders party hereto, and the fees and disbursements of counsel to Collateral Agent and the Lenders party hereto (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith on the Amendment Effective Date or after such date.

(g) Binding Effect. This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(h) Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES that would result in the application of any laws other than the laws OF the State of New York), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(i) Complete Agreement; Amendments. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(j) Severability of Provisions. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(k) Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(l) Loan Documents. This Amendment and the documents related thereto shall constitute Loan Documents.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

EXISTING BORROWER:

HARROW HEALTH, Inc.

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

IMPRIMIS NJOF, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

PARK COMPOUNDING, INC.

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

ImprimisRx NJ, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

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NEW BORROWER:

IMPRIMISRX, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

HARROW IP, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

ETON PHARMA EQUITY, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

SURFACE PHARMA EQUITY, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

MELT PHARMA EQUITY, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

MAYFIELD PHARMA EQUITY, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

RADLEY PHARMA EQUITY, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

STOWE PHARMA EQUITY, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

COLLATERAL AGENT AND LENDER:

SWK FUNDING LLC

By:	SWK HOLDING CORPORATION,
its sole member

By	/s/ Winston Black III
Name:	Winston Black III
Title:	Chief Executive Officer

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